Exhibit 4.1

Assignment and Acknowledgement

THIS ASSIGNMENT AND ACKNOWLEDGEMENT (this "Assignment and Acknowledgement") is by and among Continental Stock Transfer & Trust Company ("Assignor"), Broadridge Corporate Issuer Solutions, Inc. ("Assignee") and GTY Technology Holdings Inc. (“GTY”), a Massachusetts corporation. Assignor, Assignee and GTY each is referred to herein as a “Party” and together are referred to herein as the “Parties.”

Recitals

WHEREAS, Assignor and GTY are parties to the Warrant Agreement effective as of October 26, 2016, as amended by the Assignment and Assumption Agreement entered into as of February 19, 2019 by and among GTY Technology Holdings Inc., a Cayman Islands exempted company, GTY and Assignor (the "Agreement");

WHEREAS, Assignor desires to transfer and assign to Assignee its rights, duties and obligations under the Agreement and Assignee desires to accept such assignment; and

WHEREAS, GTY is willing to agree to such assignment.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Assignment and Acknowledgement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties covenant and agree as follows:

Agreement

1.	Assignment. Assignor hereby assigns, transfers, conveys and delivers to Assignee, effective as of the date the last Party has signed below (the "Effective Date"), all of Assignor's rights, duties and obligations under the Agreement accruing on and after the Effective Date.

2.	Assumption. Assignee hereby accepts such assignment and agrees to assume all of Assignor's rights, duties and obligations under the Agreement accruing on or after the Effective Date.

3.	Acknowledgement. For the avoidance of doubt, Assignor acknowledges that it no longer is Warrant Agent under the Agreement or transfer agent and registrar for GTY and the Transfer Agency and Registrar Services Agreement dated as of October 26, 2016 between Assignor and GTY has terminated.

4.	Miscellaneous. This Assignment and Acknowledgement shall inure to the benefit of and be binding upon the Parties hereto and their successors and assigns. Capitalized terms used but not otherwise defined in this Assignment and Acknowledgement have the respective meanings as set forth in the Agreement. This Assignment and Acknowledgement shall be governed by and construed in accordance with the same laws that govern the Agreement. This Assignment and Acknowledgement may be executed by facsimile or electronically, and each such facsimile or electronic signature shall be deemed to be an original.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Assignment and Acknowledgement as of the date that appears below such Party’s name.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY		BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
By:	/s/ Erika Young	By:	/s/ John P. Dunn
Name:	Erika Young	Name:	John P. Dunn
Title:	Vice President	Title:	SVP
Date:	9/13/21	Date:	September 20, 2021

GTY TECHNOLOGY HOLDINGS INC.
By:	/s/ Jon C. Bourne
Name:	Jon C. Bourne
Title:	Executive Vice President, General Counsel and Secretary
Date:	September 20, 2021

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